                                                                    EXHIBIT 23.1



      Report on Supplemental Schedule and Consent of Independent Auditors


The Board of Directors
Siebel Systems, Inc.:

The audits referred to in our report dated December 1, 1999, include the related supplemental schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998. The supplemental schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental schedule based on our audits. In our opinion, the supplemental schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-07983, 333-22763, 333-36967, 333-40259, 333-40437, 333-53369, 333-68041,
333-72969, and 333-85007) on Forms S-3 and S-8 of our report dated December 1, 1999, relating to the audited supplemental consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related supplemental schedule, which reports appear in the current report on Form 8-K dated January 7, 2000, of Siebel Systems, Inc.

                                                     /s/ KPMG LLP





Mountain View, California
January 6, 2000